Exhibit 8.2

LEGAL OPINION

To                                          NETEASE, INC.

NetEase Building, No. 599 Wangshang Road

Binjiang District, Hangzhou

Zhejiang Province, PRC

May 29, 2020

Dear Sirs:

1.                            We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 4 below).  For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.                            We act as PRC legal counsel to NETEASE, INC. (the “Company”), a company incorporated under the laws of Cayman Islands, solely in connection with the offering of ordinary shares of par value US$0.0001 per share of the Company (the “Offer Shares”) in accordance with the Company’s registration statement on Form F-3, including the base prospectus, and all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof.

3.                            For the purpose of the filing of the Registration Statement, we have been requested to provide this Opinion in connection with the Section “Taxation” in the Registration Statement regarding PRC taxation.

4.                            The following terms as used in this Opinion are defined as follows:

“PRC Laws”	means any and all laws, regulations and rules currently in force and publicly available in the PRC as of the date hereof.

5.                  This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

6.                  Based upon and subject to the foregoing and subject to the disclosures contained in the Registration Statement, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned, the statements set forth in the Registration Statement under the heading “Taxation — People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Enforcement of Civil Liabilities”, “Taxation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

[The remainder of this page is intentionally left blank.]

Yours faithfully,

/s/ Zhong Lun Law Firm

Zhong Lun Law Firm